UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

(X)     CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report - April 4, 2003

PEOPLES FINANCIAL SERVICES CORP.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	000-23863	23-2931852
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 Main Street, Hallstead, PA 18822
(Address of Principal Executive Officer)
(570) 879-2175
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if changed since last report)

Item 1. Changes in Control of Registrant
Not Applicable
Item 2. Acquisition or Disposition of Assets
Not Applicable
Item 3. Bankruptcy or Receivership
Not Applicable
Item 4. Changes in Registrant's Certifying Accountant
Not Applicable
Item 5. Other Events
Item 6. Resignations of Registrant's Directors
Not Applicable
Item 7. Financial Statements and Exhibits
(a) Not Applicable.
(b) Not Applicable.
(c) Exhibit:
99 Press Release of Peoples Financial Services Corp. dated April 4, 2003.
Item 8. Change in Fiscal Year
Not Applicable
Item 9. Regulation FD Disclosure
Not Applicable

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES FINANCIAL SERVICES, CORP.
(Registrant)

/s/ Debra E. Dissinger
Dated April 4, 2003	By Debra E. Dissinger
Executive Vice President

EXHIBIT INDEX

		Page Number
		in Manually
Exhibit		Signed Original
99	Press Release of Peoples Financial Services	3
	Corp. dated April 4, 2003.

EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Announces a Dividend,

a 3 for 2 Stock Split, and First Quarter Earnings

The Board of Directors of PFSC declared a regular quarterly dividend of $0.24 per share on common stock at the April 1, 2003, meeting. The dividend will be payable on May 15, 2003, to shareholders of record on April 30, 2003. In addition, a 50% stock dividend (3 for 2 spilt) was approved to be payable on May 15, 2003, to shareholders of record on April 30, 2003.

Net income for the quarter ending March 31, 2003, was $1,294,000 compared to $1,207,000 in 2002.

Growth in loans and deposits continues in spite of the economy and war in Iraq. Net income, although higher than 2002, was reduced by shrinking net interest margins. Asset quality was good in the first quarter with past dues and non-performing loans in line with expectation.

Our newest community office was opened on March 17, 2003, at 1026 Conklin Road, Conklin, NY. We are very pleased with the reception and expect it to be a very successful location.

Peoples Financial Services Corp. is the parent company of Peoples National Bank headquartered in Hallstead PA. Community offices are located in the Hallstead Shopping Plaza, Hop Bottom, Susquehanna, and Montrose in Susquehanna County; Nicholson, Tunkhannock, and Meshoppen in Wyoming County and in Conklin, Broome County, NY.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for prices for the Company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.